UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2012

GMX RESOURCES INC.
(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Benham Place
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
(Address of principal executive offices and zip code)

(405) 600-0711
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
□    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement.
On November 7, 2012, GMX Resources Inc. (the “Company”) entered into separate commitment agreements (each a “Commitment Agreement” and collectively the “Commitment Agreements”) with several holders (the “Committed Holders”) of the Company's Senior Secured Notes due 2017 (the “Existing Notes”), issued pursuant to the Indenture dated as of December 19, 2011 among the Company, the Guarantors party thereto and U.S. Bank National Association, as Trustee and Collateral Agent (the “Indenture”). Subject to, and in accordance with, the terms and conditions contained in these Commitment Agreements, each of the Committed Holders have agreed, among other things, to grant the Company the option to cause the Committed Holders to purchase from the Company in a private placement (i) an aggregate of $30,000,000 aggregate principal amount of additional senior secured notes due 2017 (to be designated as a new series, the “Additional Notes”) and (ii) an aggregate of 5,942,034 newly-issued shares of Common Stock at a price equal to $0.48 per share.
As consideration for the Committed Holders' obligations pursuant to the Commitment Agreements, the Company has agreed to pay to each Committed Holder a cash fee equal to 3.0% of the funded principal amount of the New Notes purchased by such Committed Holder and, upon closing of the Private Placement, to issue to each Committed Holder, for a purchase price per share of $0.01, 334.574 shares of Common Stock for each $1,000 principal amount of New Notes purchased by such Committed Holder (an aggregate of up to 10,037,219 shares of Common Stock).
The closing of the transactions is subject to the completion of definitive documents, the consents of holders of at least a majority of Existing Notes to certain proposed amendments to the Indenture, obtaining all necessary consents and approvals from requisite governmental authorities and third parties, as well as other customary closing conditions. The Company understands that Committed Holders, including GSO Capital Partners LP, hold in the aggregate approximately 72% of the outstanding principal amount of the Existing Notes.
Certain material terms of the proposed amendments to the Indenture are set forth in the Term Sheet to the Commitment Agreements filed as Exhibit 99.1 hereto and incorporated herein by reference.
ITEM 3.02    Unregistered Sales of Equity Securities.
Pursuant to the Commitment Agreements entered into on November 7, 2017, the Company may, subject to its option and the satisfaction of certain closing conditions, issue in private placement transactions under Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”) up to 15,979,253 shares of its Common Stock. Of these shares, (i) an aggregate of 5,942,034 shares of Common Stock would be issued at a price equal to $0.48 per share, and (ii) an aggregate of up to 10,037,219 shares of Common Stock would be issued at a price equal to $0.01 per share at the closing of the other transactions as consideration for the financial commitments, as described under Item 1.01 of this Current Report on Form 8-K.
Each of the parties to the Commitment Agreements are institutional “accredited investors” as defined in Rule 501 under the Securities Act
The information regarding the Commitment Agreements set forth in Item 1.01 is incorporated by reference into this Item 3.02. This Current Report on Form 8-K does not constitute an offer to purchase, a solicitation of an offer to purchase or a solicitation of an offer to sell securities. The sale of the securities to the parties to the Commitment Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
ITEM 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description
99.1	Term Sheet to Commitment Agreement, dated November 7, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMX RESOURCES INC.

Date: November 9, 2012	By: Name: Title:	/s/ James A. Merrill James A. Merrill Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Term Sheet to Commitment Agreement, dated November 7, 2012.